FINANCIAL NEWS

YP Corp. Announces Fiscal 2005 Results

Customer Count and Financial Performance Projected to Improve in the Fiscal First Quarter of 2006

(Mesa, AZ) - December 19, 2005 - YP Corp (OTCBB: YPNT), a leading provider of nationwide Internet Yellow Pages and related services, today reported its financial results for the fiscal year ended September 30, 2005.

Net revenue for the year ended September 30, 2005 was $25,204,858, down 56% from $57,168,105 in fiscal 2004. The significant reduction in net revenues was the result of the customer attrition related to billing transitions from LEC to other billing sources. While there was some improvement during the second and third quarter of 2005, the fourth quarter showed additional declines in customers resulting in further decline of net revenue.

The operating loss for the year ended September 30, 2005 was $831,134 compared with income of $12,704,882 in the prior year. While expenses were reduced over the year, margins eroded due to the significant decrease in our net revenues and the fairly fixed nature of many operating expenses combined with the expense related to reconfirmation of the Company’s LEC base of customers. Also, included in these results was a change in estimate for the amortization period of customer acquisition costs to 12 months from 18 months resulting in a $921,000 non-cash charge.

Additionally, previously reported non-recurring charges related to the termination of certain agreements with former officers of $212,000: a pre-tax charge of $282,000 attributable to the reacquisition of shares from the Company’s major shareholder in exchange for the forgiveness of debt owed to the Company and the acquisition of certain intellectual property rights; and an additional non-recurring pre-tax charge of $328,000 was taken as the result of an arbitration judgment against the Company that is currently on appeal. This was partially offset by the reversal of approximately $295,000 of charges related to truing up estimates of forfeitures of restricted stock grants.

Pre-tax loss for the year ended September 30, 2005 was $1,147,188 compared with pre-tax income of $13,801,079 in the prior year. The net loss for the year ended September 30, 2005 was $618,158 ($0.01 per share) compared with net income of $8,960,983 in the prior year ($0.19 per share).

Net revenue for the three months ended September 30, 2005 was $6,052,936, a decrease of 7.7% from $6,517,158 in the previous quarter. The operating loss for the three months ended September 30, 2005 was $1,301,361 compared with operating income of $321,880 in the prior quarter. The previously noted $921,000 non-cash charge related to the change in customer acquisition costs was taken in the September 30, 2005 quarter. The net loss was $815,727 compared with a loss of $149,784 in the quarter ended June 30, 2005.

Alistair Johnson-Clague, who was elected Chairman of the Board in November 2005, stated “While these results are unacceptable, we ended the year in a good financial position, with cash and equivalents of $8,119,298 and working capital of $14,690,911 both of which were up substantially from a year ago. Moreover, cash flow from operations for the year was positive at $6,990,162 up from $4,818,203 in 2004.”

The company’s customer count on September 30, 2005 was 92,000 customers, down from 196,000 customers one year ago, and down from the 108,000 reported on June 30, 2005. The decline in the customer count for the year and the quarter was principally attributed to continuing changes in the billing practices required by our vendors. These changes resulted in the company having to transition customers to alternative billing channels, as well as an interruption of the company’s marketing program in the first quarter of fiscal 2005, during which we made no mailings.

Outlook and Guidance

Alistair Johnson-Clague, stated “We feel we have reached the bottom in our customer count, and financial performance. Our expanded marketing efforts, which now include telemarketing in addition to increased mailings, have yielded positive results in October and November that are encouraging as we move into Fiscal 2006. We expect the first fiscal quarter ended December 31, 2005 will show an improvement in revenues, operating income, net income, and customer count over the prior quarter. We also expect our balance sheet to remain strong, with no debt and a high cash and working capital position.”

First Quarter FY 06 (ending December 31, 2005)

•	Net revenue is expected to range between $6.5 million and $7.0 million
•	Gross margin is expected to be between 81 percent and 83 percent
•	Operating expenses are expected to range between $5.1 million and $5.4 million
•	Cash generated from operations is estimated to exceed $300,000

Financial statements for the fiscal year ended September 30, 2005 are set forth below. They will also be included in the Company’s Annual Report on Form 10-K, which we expect to file with the Securities Exchange Commission shortly after this press release.

About YP Corp.

YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package™ (“IAP”) that includes a Mini-WebPage™ and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 17 million businesses in the United States.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package™ (dial-up Internet access) and QuickSite™ (web site design and hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association (YPIMA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, AZ and Las Vegas, NV. For more information, visit the web site at www.YP.Com.

Forward-Looking Disclaimer

This press release may include statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to (i) the Company’s belief that it has reached the bottom in its customer count decline and financial performance; (ii) the Company’s expectation that the first fiscal quarter ended December 31, 2005 will show an improvement in revenues, operating income, net income, and customer count over the prior quarter and to achieve stated figures; and (iii) the Company’s expectation that its balance sheet will remain strong, with no debt and a high cash and working capital position,. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect forward-looking statements and the company's business generally include but are not limited to (i) the risk factors and cautionary statements made in the company's filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2005, and (ii) other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future. Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

YP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004

Net revenues	$25,204,858	$57,168,105	$6,052,936	$10,069,924
Cost of services	3,980,619	24,757,880	1,059,297	5,079,632
Gross profit	21,224,239	32,410,225	4,993,639	4,990,292

Operating expenses:
General and administrative expenses	13,300,544	12,686,336	3,413,615	3,543,447
Sales and marketing expenses	7,454,760	6,088,614	2,558,697	1,685,229
Depreciation and amortization	1,300,069	930,393	322,687	291,220
Total operating expenses	22,055,373	19,705,343	6,294,999	5,519,896
Operating income	(831,134)	12,704,882	(1,301,360)	(529,604)
Other income (expense):
Interest expense and other financing costs	(8,610)	(19,123)	-	(5,813)
Interest income	242,965	327,145	36,344	65,240
Other income (expense)	(550,409)	788,175	(72,874)	5,558
Total other income (expense)	(316,054)	1,096,197	(36,530)	64,985

Income (loss) before income taxes and cumulative effect of accounting change	(1,147,188)	13,801,079	(1,337,890)	(464,619)
Income tax benefit (provision)	429,182	(4,840,096)	522,164	152,898
Cumulative effect of accounting change (net of income taxes of $53,764 in 2005)	99,848	-	-	-
Net income	$(618,158)	$8,960,983	$(815,726)	$(311,721)

Net income (loss) per common share:
Basic:
Income (loss) applicable to common stock before cumulative effect of accounting change	$(0.02)	$0.19	$(0.02)	$(0.01)
Cumulative effect of accounting change	$0.00	$-	$-	$-
Net income applicable to common stock	$(0.01)	$0.19	$(0.02)	$(0.01)

Diluted:
Income (loss) applicable to common stock before cumulative effect of accounting change	$(0.02)	$0.19	$(0.02)	$(0.01)
Cumulative effect of accounting change	$0.00	$-	$-	$-
Net income (loss) applicable to common stock	$(0.01)	$0.19	$(0.02)	$(0.01)

Weighted average common shares outstanding:
Basic	46,390,356	47,375,927	47,379,296	48,401,777
Diluted	46,390,356	48,075,699	47,379,296	48,401,777

Certain amounts may not total due to rounding of individual components.
See accompanying notes to consolidated financial statements.

YP CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
Assets	2005	2004

Cash and equivalents	$8,119,298	$3,576,529
Restricted cash	500,000	-
Accounts receivable, net	5,338,533	8,362,283
Prepaid expenses and other current assets	1,918,842	822,919
Income tax refund receivable	-	1,239,436
Deferred tax asset	381,887	352,379
Total current assets	16,258,560	14,353,546
Accounts receivable, long term portion, net	873,299	2,075,334
Customer acquisition costs, net	2,337,650	4,482,173
Property and equipment, net	396,862	725,936
Deposits and other assets	62,029	239,060
Intangible assets, net	4,792,084	3,326,274
Deferred tax asset, long term	376,708	-
Advances to affiliates	-	3,894,862
Total assets	$25,097,192	$29,097,185

Liabilities and Stockholders' Equity

Accounts payable	$655,526	$1,210,364
Accrued liabilities	803,268	542,481
Income taxes payable	108,855	-
Notes payable - current portion	-	115,868
Total current liabilities	1,567,649	1,868,713
Deferred income taxes	-	848,498
Total liabilities	1,567,649	2,717,211
Commitments and contingencies	-	-
Series E convertible preferred stock, $.001 par value, 200,000 shares authorized, 127,840 and 128,340 issued and outstanding, liquidation preference $38,202 and $38,502	10,866	10,909
Common stock, $.001 par value, 100,000,000 shares authorized, 48,837,694 and 50,858,787 issued and outstanding	48,838	50,858
Treasury Stock	(2,171,740)	-
Paid in capital	11,044,400	12,151,947
Deferred stock compensation	(3,247,535)	(5,742,814)
Retained earnings	17,844,714	19,909,074
Total stockholders' equity	23,529,543	26,379,974

Total liabilities and stockholders' equity	$25,097,192	$29,097,185

See accompanying notes to consolidated financial statements.

Investor Contact:
Roger Bedier
Investor Relations
YP Corp
(480) 325-4339
rogerb@ypcorp.com